Spectrum Brands Lowers Expectations for Fourth Quarter and Fiscal 2006 Financial Results

ATLANTA, September 7, 2005 - (NYSE: SPC) -- Spectrum Brands, Inc. announced today that earnings for its fourth quarter ending September 30, 2005 will be substantially lower than the guidance it provided earlier in the year. The company indicated that it expects to report fourth quarter pro forma diluted earnings per share between ten and fifteen cents when actual results are announced on November 10, 2005. (See table below for reconciliation of pro forma numbers to GAAP results.)

According to the company, two primary factors contributed to revenue and earnings coming in below expectations. First, consumer demand appears softer this quarter across many of Spectrum Brands' product categories. This trend is reflected in lower-than-expected battery sales in Europe, a weak end to the lawn and garden season in North America, especially in the insect repellant category, and a deceleration of the historically strong sales growth in the global pet supply category. North American battery sales will decline compared with last year, as expected, due to the ongoing transition to the new Rayovac marketing program combined with high inventory levels at retail. The slight uptick in sales expected from battery and flashlight sales in hurricane-impacted regions this quarter will not offset the expected sales decline in this segment. Overall, fourth quarter global revenue is forecast to be essentially flat with last year's results adjusted to include all acquisitions. Secondly, raw materials cost increases have accelerated recently in oil and natural gas, negatively impacting urea, plastics and packaging materials and transportation costs.

"We are in the process of reviewing our operating cost structure on a global basis for opportunities to right-size our business and protect margins," said Dave Jones, Spectrum Brands chairman and chief executive officer. "In addition, we are working to accelerate plans to capture the synergy opportunity we've identified with our recent acquisitions. However, at this point we remain cautious about the outlook for improvement in consumer spending trends and believe it prudent to lower our expectations for fiscal 2006 pro forma EPS to a range of $2.50 to $2.65."

"Though this retail softness and its impact on our business are disappointing, Spectrum Brands is well positioned in the marketplace across a number of consumer product categories with healthy long-term prospects," Jones continued. "We continue to believe that our long term strategy of diversification combined with organic growth is the right one."

Kent Hussey, Spectrum Brands president and chief operating officer, will be speaking at the Prudential Equity Group's Back-To-School Consumer Conference on Thursday, September 8, at 12:45 pm EDT. A live webcast of his presentation will be available through the company's website at www.spectrumbrands.com.

Non-GAAP Measurements
See attached table, “Reconciliation of GAAP to Pro Forma EPS Guidance,” for a reconciliation of diluted EPS on a GAAP basis to pro forma diluted EPS. The company also maintains a reconciliation of GAAP financial reporting to pro forma results in the Investor Relations section of its website, which may be found at www.spectrumbrands.com.

Spectrum Brands management and certain investors use pro forma results of operations as one means of analyzing the company’s current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides pro forma information to investors to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. Management believes these pro forma results provide useful supplemental information. However, pro forma results are not intended to replace the company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.
Spectrum Brands (formerly Rayovac Corporation) is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insecticides, personal care products and portable lighting. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates approximately $2.8 billion in annualized revenues and has approximately 10,000 employees worldwide. The company’s stock trades on the New York Stock Exchange under the symbol SPC.

For more information on Spectrum Brands, visit www.spectrumbrands.com.

Forward Looking Statements
Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) the company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and (5) various other factors, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Form S-4, Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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Investor Contact:	Media Contact:
Nancy O’Donnell	Dave Doolittle
VP Investor Relations	Ketchum for Spectrum Brands
770-829-6208	404-879-9266
david.doolittle@ketchum.com

Table 1
Reconciliation of GAAP to Pro Forma EPS Guidance

	Q4 2005		FY 2006
GAAP Diluted EPS	$0.02	$0.05	$2.20-$2.35

Inventory Valuation Adjustments, net of tax	$0.02	$0.02	--

Restructuring and Related charges, net of tax	$0.06	$0.08	$0.27-$0.32

Pro Forma Diluted EPS	$0.10	$0.15	$2.50-$2.65

Weighted Average Shares Outstanding	51.3	51.3	52.0

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